Agreement of Permission for Selling Duty-Free Merchandise
             in Bangkok International Airport and Regional Airports

                                                            Agreement No. 3/2545

         This Agreement is made at the Airports Authority of Thailand on February 12, 2001, between the Airports Authority of Thailand, by Flight Lieutenant Usar Borisuth, Deputy Managing Director acting for Managing Director of the Airports Authority of Thailand, hereinafter called "AAT" of one part, and King Power Duty Free Co., Ltd., registered as a juristic person Company Limited under the Civil and Commercial Code, with the head office at No. 989, 26th-27th Floors, Siam Tower, Rama I Road, Pathum Wan Sub-district, Pathum Wan District, Bangkok Metropolis, by Mr. Viratana Suntaranond, the person empowered to enter juristic act binding King Power Duty Free Co., Ltd. according to the Certificate No. 761, dated January 18, 2001, issued by the Office of Partnership/Company Registration, Bangkok Metropolis, hereinafter called the "Operator" of the other part..

AAT and the Operator agree as follows:

1.       Business Operation
         AAT agrees to grant permission and the Operator agrees to receive the permission to sell duty-free merchandise at Bangkok International Airport and regional airports under the jurisdiction of AAT, comprising Chiang Mai Airport, Hat Yai Airport and Phuket Airport under the terms and conditions of this Agreement, for a period of 5 years, from January 1, 2002 to December 31, 2006.

         In case the New Bangkok International Airport (Nong Ngu Hao Airport) is inaugurated before the expiry of the Agreement stated in the first paragraph, both parties agree that the business operation under this Agreement shall be terminated on the date of the inauguration of the New Bangkok International Airport. Either party cannot demand compensation from the other party due to the Agreement termination before the scheduled expiry.

         The inauguration date of the New Bangkok International Airport stated in the second paragraph refers to the date on which the New Bangkok International Airport is officially opened with a Notice to Airmen (NOTAM).

2.       Fee, Remuneration, Taxes/Duties, Other Expenses & Method of Payment

         2.1 The Operator agrees to pay the fee for entering into the Agreement, and the remuneration for receiving permission for operating business of selling duty-free merchandise, under this Agreement, to AAT, as follows:
                  2.1.1 The fee for entering into the Agreement, Bt8,334 (eight thousand three hundred and thirty-four Bath), not including the value-added tax;
                  2.1.2 The Operator agrees to pay the remuneration for receiving permission for selling duty-free merchandise under this Agreement to AAT, on monthly basis, at the amount equivalent to 15 (Fifteen) percent of the total sales revenues of the duty-free merchandise, before deduction of expenses, in that particular month; the total remuneration in each year shall not be less than the minimum remuneration, specified for each year as follows:

                           Year 2002, from January 1, 2002 to December 31, 2002, the operator agrees to pay the minimum remuneration of Bt420,000,000 (four hundred and twenty million
                           Baht)

                           Year 2003, from January 1, 2003 to December 31, 2003, the operator agrees to pay the minimum remuneration of Bt435,000,000 (four hundred and thirty-five million Baht)

                           Year 2004, from January 1, 2004 to December 31, 2004, the operator agrees to pay the minimum remuneration of Bt450,000,000 (four hundred and fifty million
                           Baht)

                           Year 2005, from January 1, 2005 to December 31, 2005, the operator agrees to pay the minimum remuneration of Bt485,000,000 (four hundred and eighty-five million Baht)

                           Year 2006, from January 1, 2006 to December 31, 2006, the operator agrees to pay the minimum remuneration of Bt510,000,000 (five hundred and ten million Baht)

                           The monthly remuneration that the Operator has agreed to pay AAT under this clause has not included the value-added tax, which the Operator has the duty to pay at the rate stipulated by law.

         2.2 The Operator agrees to pay the remuneration under Clause 2.1.2 on a monthly basis and submit the value-added tax by the 20th date of the following month, and enclose the total sales revenue of duty-free merchandise for that month.

         2.3 In case the total remuneration in one year that the Operator pays is lower than the minimum remuneration that the Operator agrees to pay for that year, the Operator shall pay the missing remuneration to AAT in 30 days from December 31 of each year.

         2.4 The Operator agrees to be responsible for payment of the taxes and/or other expenses related to the business operation under this Agreement at the rates stipulated by law and/or set forth in directives of AAT.

         2.5 All payment under this Agreement shall be made at Finance Division, Finance Department, of AAT. After the Operator has made payment to AAT, a receipt shall be issued to the Operator as evidence. The receipt shall have the signatures of the Director, Finance Division, Finance Department, of AAT or the designated person, jointly with the cashier of Finance Division, Finance Department, of AAT or the designated person who must be a financial staff of AAT.

                  If the Operator is in default of any payment under this Agreement, the Operator consents to pay penalty to AAT at a rate of 1.5 percent (one point five) per month of the outstanding amount. A fraction of month shall be counted as one month.

                  The Operator agrees that this clause is a separate part, and with no effects to the right of AAT to terminate this Agreement and claim for damages.

3.       Duties and Responsibilities of the Operator

         3.1 The Operator shall operate the business prescribed herein only.

         3.2 In operating the business under this Agreement, the Operator agrees to invest in decoration of the premises which shall be attractive and modern as well as acquiring articles and equipment at the Operator's own expense.

         3.3 The Operator shall not transfer the business under this Agreement or permit a third party to operate the business, either in part or in whole, unless a written permission has been obtained from AAT first.

         3.4 The Operator shall operate the business under this Agreement with expertise, caution and competence in accordance with the standards of this type of business, whereby the Operator shall take into consideration AAT's reputation and image.

         3.5 The Operator shall not use the words "Airports Authority of Thailand," "AAT" or other words related to AAT or the logo or mark of the Airports Authority of Thailand as his trading name, characteristics or logo of the Operator's business or juristic person name, to such an extent that it would be mistaken as the business of AAT.

         3.6 To sell duty-free merchandise under this Agreement that some or all requires a license from an authority in accordance with law, rules, or regulations of a relevant organization, the Operator shall work to receive that license from the authority in accordance with law, rules, or regulations of a relevant organization.

         3.7 In each accounting cycle each year, the Operator shall have his licensed auditor to audit and certify the sales revenue of the duty-free merchandise of that particular year before deducting any expenses, and notify AAT in writing in 150 days from the closing date of the Operator's accounting cycle at the Operator's own expenses.

         3.8 In operating the business under this Agreement, if any damage occurred to the property or reputation of AAT, by an act of the Operator or the person whom the Operator has appointed, assigned, hired or requested to perform the works of the Operator, the Operator shall be liable to that act as if he did it himself and responsible for compensation of such damage.

         3.9 While operating the business under this Agreement, if such serious crisis as war or riot occurs and causes the decrease in the number of aircraft that may affect the sales revenue of duty-free merchandise, the Operator may not be able fulfill his promise to offer the minimum remuneration to AAT each year according to Clause 2.1.2. In such a case, AAT and the Operator shall negotiate to reach a new proper minimum remuneration rate. AAT's decision shall be considered final and the Operator cannot argue.

         3.10 AAT reserves its rights to have its officers appointed, assigned by AAT to supervise the Operator's business enterprises, inspect the business facilities and check evidences and documents concerning the sale of duty-free merchandise as well as audit the Operator's books of account from time to time at appropriate time. The Operator shall facilitate AAT or AAT staff members.

         3.11 To operate the business of duty-free merchandise, the Operator agrees to handle and comply with the following:

                  3.11.1 Duty-free merchandise brought in for sale or stored in the bonded warehouse shall have been licensed by officers in accordance with the customs law.
                  3.11.2 The Operator shall open and close the business facilities and be ready to sell duty-free merchandise according to the following conditions: - Bangkok International Airport: Open and close from 06.00 to
                           02.00 of the following morning each day. - At regional airports, namely, Chiang Mai Airport, Hat Yai Airport and Phuket Airport, the Operator shall open his duty-free merchandise outlets 30 minutes before the first flight arriving or departing that airport and close one hour after the last flight arriving or department that airport, each day.
                  3.11.3 The Operator shall have price tags of the duty-free merchandise visibly displayed in Thai Baht and/or any other currencies.

                  3.11.4 The Operator shall oversee and train his staff and employees to dress and behave decently while working the business facilities selling products or other duties.

                  3.11.5 The Operator shall not put up any advertising signs or boxes, except with written permission of AAT beforehand.

                  3.11.6 Should there by any complaint regarding price or quality of the merchandise, AAT reserves the right to order the Operator to adjust the price and improve quality of merchandise as AAT deems appropriate. In this respect, AAT's decision shall be final.


4.       Performance Guarantee
         In entering into this Agreement, the Operator shall submit a performance guarantee in cash or a Letter of Guarantee issued by a local bank to AAT in advance on a yearly basis, for an amount equivalent to 6 times of the monthly minimum remuneration (averaged from the yearly minimum remuneration), including value-added tax. The Operation shall submit the performance guarantee to AAT in advance at least 30 days before business operation for each year.

         AAT shall return the said Letter of Guarantee after the Operator has been relieved from all obligations under this Agreement.

5.       AAT' reservation of rights
         Fixing the annual minimum remuneration that the Operator has to pay to AAT according to the condition in Clause 2.1.2, AAT has calculated based on the outlet space (including preorder space) in which the Airport Duty Free Co.,Ltd, who is the original operator has made used of them as of January 31, 2001. (the calculation has included space No. 3265/1 of 108.50 square meter, and space No. 3265 F/1 of 165.00 square meters on the 3rd floor of the Departure Lounge, International Terminal 1, Bangkok International Airport, and the Operator agrees to return the said premises to AAT on the operation commencement date to turn them into a passenger lounge and the remuneration will remain unchanged, shown in the Operator's letter No. Khor Phor Dor 657/2543, dated November 13, 2000.)

         If on the date this Agreement goes into effect, the space becomes larger or smaller than the one the Operator used to occupy, AAT reserves its right to increase or reduce the annual minimum remuneration rate as it deems appropriate.

6.       Termination of Agreement
         6.1 During the period of this Agreement, if AAT or the Operator wishes to terminate the Agreement prior to the scheduled expiry, either party is entitled to do so, provided that a written notice must be given to the party at least 180 days in advance. Thereby, both parties agree not to sue or claim for damage from each other .

                  In case the Operator terminates the Agreement, the Operator must be free from any debts to AAT.

         6.2 If there are reasonable grounds to believe that the Operator shall not be able to operate the business successfully, or the operator is in breach of any clauses herein, AAT is entitled to terminate the Agreement; thereby the Operator shall be subject to indemnity to AAT as well.

         6.3 Each and every clause of this Agreement is deemed essential. If it appears that the Operator acts or omits to act in violation of or non-compliance with any clauses herein, or becomes bankrupt, AAT is entitled to immediately terminate the Agreement, claim for damage and forfeit the performance guarantee.

         This Agreement is made in duplicated copies. Both parties, having read and understood it entire, hereunder sign their names and affix seal (if any) in the presence of witnesses and each retaining one copy.


AAT                                            The Operator
---                                            ------------

Flight Lieutenant.... Signed....               .... Signed....
(Usar Borisuth)                                (Mr. Viratana Suntaranond)

                                         (Seal of King Power Duty Free Co.,Ltd.)

Witness                                              Witness
-------                                              -------

..... Signed ....                               .... Signed ....
(Mr. Sukhawat Chayakorn)                       (Mr. Sombat Dechapanichkul)